UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 20, 2006
(Date of earliest event reported)

THE KROGER CO.
(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Number)

1014 Vine Street Cincinnati, OH 45201
(Address of principal executive offices)

Registrant’s telephone number: (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2—Financial Information

Item 2.02.	Results of Operations and Financial Condition.

On June 20, 2006, the Company released its earnings for first quarter 2006. Attached hereto as Exhibit 99.1, and filed herewith, is the text of that release.

Section 7— Regulation FD

Item 7.01.	Regulation FD Disclosure.

2006 Guidance:
(includes effect of 53rd week)

Net earnings per diluted share growth (including effect of stock option expense and increase in legal reserves) -	6-8%

Operating margins -	Slightly improving, resulting primarily from continuing improvement in the Ralphs division

Identical food store sales growth goal (excluding supermarket fuel sales) -	In excess of 4.5%

Capital expenditures -	$1.7-$1.9 billion, excluding acquisitions

Food store square footage growth -	1.5-2% before acquisitions and operational closings

Expected tax rate -	37.5%

Company pension plan contributions -	$150 million

Expense stock options -	Cost $0.06 per diluted share

Labor:

The Company will be back at the bargaining table in 2006 with a number of contracts covering smaller groups of associates than the contracts negotiated during 2005. Labor negotiations will continue to be a challenge in the face of competitive pressures and rising pension and health care costs.

2007 Guidance:

Net earnings per diluted share growth (including effect of stock option expense) -	6-8%, when compared to fiscal 2006 adjusted for the 53rd week

Our ability to achieve the expected increases in sales and earnings could be adversely affected by the competitive environment in which we operate. Increased competition, weather and economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our sales, the ultimate resolution of the legal proceedings arising from the hiring practices during the labor dispute at Ralphs, and future labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth and earnings per share growth. Increases in sales of our corporate brand products and the “sister store” impact of our new store openings, could adversely affect identical store sales. Our ability to increase same store sales could be adversely affected by increased competition and sales shifts to other stores that we operate. Operating margins could fail to improve if our operations in southern California do not improve as expected or if we are unsuccessful in containing our operating costs. Our capital expenditures could vary if we are unsuccessful in acquiring suitable sites for new stores, if development costs exceed those budgeted, or if our logistics and technology projects are not completed in the time frame expected or on budget. Square footage growth and the number of store projects completed during the year are dependent upon our ability to acquire desirable sites for construction of new facilities, as well as the timing of completion of projects. We anticipate expensing stock options during the fiscal year, as generally accepted accounting principles as currently in effect would require us to do so. Our estimated expense of $0.06 per diluted share, from the adoption of stock option expensing, could vary if the assumptions that we used to calculate the expense prove to be inaccurate.  The amount that we contribute to Company pension plans could vary if the amount of cash flow that we generate differs from that expected. Any change in tax laws, the regulations related thereto, or the interpretation thereof by federal, state or local authorities could affect our expected tax rate.

Section 9—Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Earnings release for first quarter 2006, filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

June 20, 2006	By:	/s/ Paul Heldman

Paul Heldman
Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Earnings release for first quarter 2006, filed herewith.